Exhibit 99.1

Contact: Beverly Bergman of Winthrop Realty Trust, +1-617-570-4614; or

Carol Merriman, VP Investor Relations & Corporate Development of Lexington Realty Trust,

+1-212-692-7264, cmerriman@lxp.com

FOR IMMEDIATE RELEASE

May 29, 2007

LEXINGTON REALTY TRUST AND WINTHROP REALTY TRUST

COMMENCE TENDER OFFER FOR 25,000,000 COMMON SHARES

IN WELLS REAL ESTATE INVESTMENT TRUST, INC.

NEW YORK, May 29 -- Lexington Realty Trust (NYSE:LXP) and Winthrop Realty Trust (NYSE:FUR) today announced that on May 25, 2007 Lex-Win Acquisition LLC ("Lex-Win"), a joint venture equally owned through each of their respective operating partnerships, commenced a tender offer to acquire up to 25,000,000 shares of common stock in Wells Real Estate Investment Trust, Inc. at a price per share of $9.00. The 25,000,000 shares sought represent approximately 5.2% of the outstanding shares in Wells.

Lex-Win's offer is scheduled to expire at 5:00 p.m. New York time on June 27, 2007 unless the offer is extended. Lex-Win's offer is being made subject to the terms and conditions set forth in, and solely through its Offer to Purchase, dated May 25, 2007, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of shares. Copies of Lex-Win's Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be obtained from Lex-Win's information agent for the offer, MacKenzie Partners, Inc., (212) 929-5500 (call collect), or Toll-Free: (800) 322-2885.

_______________________

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares (as defined below). The offer is made solely by the Offer to Purchase, dated May 25, 2007, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of shares. The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

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